Exhibit 10.19

RENT THE RUNWAY, INC.

EXECUTIVE SEVERANCE PLAN

Effective October 2021

1. ESTABLISHMENT AND PURPOSE

The Rent the Runway, Inc. Executive Severance Plan (the “Plan”) was established by the Board of Directors of Rent the Runway, Inc. (the “Board”), effective as of the date of closing of the initial public offering of Rent the Runway, Inc. (the “Company”). The purpose of this Plan is to promote the interests of the Company and its stockholders by retaining certain executive-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be, and shall be interpreted and construed as, an unfunded employee welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the regulations promulgated by the U.S. Department of Labor, maintained primarily for the benefit of a select group of management or highly compensated employees (a “top-hat” plan).

2. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Whenever used in this Plan, capitalized terms shall have the same meaning as set forth herein or in Appendix A.

2.2 Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. PARTICIPATION

The Participants are the executive-level employees of the Company Group who are designated by the Company to participate in this Plan from time to time. Participants who are selected to participate in this Plan will be notified via a letter which shall include a copy of this Plan and an individual Appendix B and Appendix C which will set forth the Participant’s specific compensation and benefit details in accordance with Section 4 and Section 5 hereof. The Company may designate employees to participate in the Plan by name, title, position, function, salary band, any other category deemed appropriate by the Company, or any combination of the foregoing from time to time. The Participants currently include the CFO/COO Group, Executive Officer Group and Senior Leadership Team Group, which list may from time to time be amended by the Committee. In addition, as a condition to participation in this Plan, each individual agrees to be bound by the terms and conditions of this Plan.

4. QUALIFYING TERMINATION OTHER THAN DURING THE PROTECTION PERIOD

In the event of a Participant’s Qualifying Termination, at any time other than during the Protection Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 4.

4.1 Accrued Obligations. The Participant shall be entitled to receive any accrued but unpaid annual base salary, unreimbursed business expenses incurred in accordance with the Company Group’s policies, or other amounts earned or accrued through the Participant’s Qualifying Termination under the Company Group’s applicable health, welfare, retirement, or other similar fringe benefit programs as required by their terms or by applicable law (the rights to such payments, the “Accrued Obligations”). For purposes of this Section 4.1, a Participant shall have the right to receive an annual cash bonus with respect to the year prior to the year in which the Participant’s Qualifying Termination occurs only if such bonus has been “earned”, as determined by the Committee in its sole discretion, and is as yet unpaid. The Accrued Obligations shall be payable on their respective scheduled payment dates in accordance with their terms.

4.2 Severance Benefits. Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, and subject to the Participant’s compliance with the Restrictive Covenant Agreements, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(a) Severance Payment. The Company shall pay the Participant an aggregate amount equal to the Participant’s Severance Payment determined in accordance with the Participant’s Appendix B, payable in equal installments in accordance with the Company’s regular pay practices during the period beginning on such Qualifying Termination and ending at the end of the applicable Severance Period (subject to Section 16.6).

(b) Prorated Bonus. The Company shall pay the Participant an amount equal to the product of (i) the cash bonus with respect to the Company’s year in which the Participant’s Qualifying Termination occurs, calculated based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives at the end of the applicable bonus measurement period (the “Actual Bonus”), and (ii) a fraction, the numerator of which is the number of days that the Participant was actively employed by the Company in such year, and the denominator of which is 365, in a lump-sum payment in the calendar year following the calendar year of such Qualifying Termination (the “Prorated Bonus”), on the later of (i) the 61st day following the date of such Termination of Employment and (ii) the date payments under such plan are made with respect to such year to participants who remain actively employed by the Company Group throughout the remainder of such year; provided that such Prorated Bonus shall be paid in the year following the year in which the Prorated Bonus was earned.

(c) COBRA Premiums. If such Participant timely and properly elects continuation coverage under the Company’s group health plans (other than its health care flexible spending account) pursuant to COBRA, then the Company shall directly pay or, at its election, reimburse the Participant for COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit levels in effect on the Participant’s Qualifying Termination) (the “Benefits Continuation”) for the period commencing on such Qualifying Termination and ending on the earliest of (i) the end of the month during which the Participant’s COBRA Period, determined in accordance with the Participant’s Appendix B, ends, (ii) the date such Participant is no longer eligible for COBRA continuation coverage, and (iii) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). The Participant must notify the Company immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof).

5. QUALIFYING TERMINATION DURING THE PROTECTION PERIOD

In the event of a Participant’s Qualifying Termination during the Protection Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.

5.1 Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.

5.2 Severance Benefits. Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, and subject to the Participant’s compliance with the Restrictive Covenant Agreements, the Participant shall be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”):

(a) CIC Severance Payment. The Company shall pay to the Participant in a lump sum cash payment in an amount equal to the Participant’s CIC Severance Payment determined in accordance with the Participant’s Appendix C within thirty (30) days after the date of the Participant’s Qualifying Termination.

(b) CIC Bonus. The Company shall pay the Participant an amount equal the product of the Bonus Multiplier set forth on the Participant’s Appendix C multiplied by the greater of (x) the Actual Bonus or (y) the Participant’s target annual bonus for the year in which the Qualifying Termination Occurs (such bonus payable, the “CIC Bonus”), which amount shall be payable on the later of (i) the 61st day following the date of such Qualifying Termination and (ii) the date payments under the applicable bonus plan are made with respect to such year to participants who remain actively employed by the Company or any of its affiliates throughout the remainder of such year; provided that such CIC Bonus shall be paid in the year following the year in which the CIC Bonus was earned.

(c) COBRA Premiums. The Participant will be entitled to the Benefits Continuation, as set forth in Section 4.2(c), for the period commencing on such Qualifying Termination of Employment and ending on the earliest of (i) the end of the month during which the Participant’s COBRA Period, determined in accordance with the Participant’s Appendix C, ends, (ii) the date such Participant is no longer eligible for COBRA continuation coverage, and (iii) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “CIC Benefits Continuation Period”). The Participant shall notify the Company immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the CIC Benefits Continuation Period (or the remaining portion thereof).

(d) Equity Acceleration. The Participant may be entitled to accelerated vesting of Equity Awards that are outstanding as of the Participant’s Qualifying Termination to the extent provided in Participant’s Appendix C.

6. QUALIFYING VOLUNTARY RESIGNATION

In the event of a Participant’s Qualifying Voluntary Resignation, the Participant shall be entitled to receive the compensation and benefits described in this Section 6.

6.1 Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.

6.2 Equity Acceleration. Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, and subject to the Participant’s compliance with the Restrictive Covenant Agreements, the Participant will be entitled to the acceleration of the vesting of that portion of any time-based vesting Equity Awards that are outstanding as of the Participant’s Qualifying Voluntary Resignation that would have vested during the next fiscal year quarter following the date of such Qualifying Voluntary Resignation as if the Participant had remained employed with the Company Group through the end of such fiscal year quarter.

7. TERMINATION OF EMPLOYMENT FOR CAUSE OR WITHOUT GOOD REASON

In the event of a Participant’s Termination of Employment by the Company for Cause or by Participant without Good Reason (that does not constitute a Qualifying Voluntary Resignation), the Participant shall be entitled to receive only the Accrued Obligations and shall not be entitled to any severance compensation or benefits hereunder or otherwise.

8. FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE

Unless a written employment agreement between a Participant and a member of the Company Group in effect at the time of the Participant’s Termination of Employment provides otherwise for the treatment of excess parachute payments under Section 280G of the Code:

8.1 Excess Parachute Payment. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant. For purposes of this Section 8.1, if the Payments must be reduced, then such Payments shall be reduced in such manner (and in such order) as determined by the Company in good faith based on determinations of the 280G Advisor (as defined below) and such determination by the Company shall be final, binding and conclusive on the applicable Participant.

8.2 Determination by 280G Advisor. Upon the occurrence of any event that would give rise to any Payments pursuant to this Plan (an “Event”), the Company shall request a determination to be made in connection with the Event by a nationally recognized independent public accounting firm or other third party advisor with experienced in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “280G Advisor”) of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the 280G Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the 280G Advisor may reasonably charge in connection with their services contemplated by this Section. In the event that, following any payment of any Payments, it is determined that a greater reduction in the Payments than initially determined by the 280G Advisor should have been made to implement the objectives and intent of this Section 8, the excess amount shall be returned immediately by the Participant to the Company.

9. ENTIRE PLAN; RELATION TO OTHER AGREEMENTS. Except as otherwise set forth herein or otherwise agreed to in writing between the Company Group and a Participant, the Plan contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant and the Company Group, with respect to the subject matter hereof. By participating in the Plan and accepting the Severance Benefits or CIC Severance Benefits, as applicable, hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company Group, on the other hand, with respect to the subject matter hereof is hereby superseded and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an employment agreement, employment letter agreement and/or similar agreement or arrangement by and between the Participant and any member of the Company Group), except as otherwise agreed herein, including, for the avoidance of doubt.

10. ADMINISTRATION

10.1 This Plan is administered by the Committee. The Committee, from time to time, may also appoint such individuals to act as the Committee’s representatives as the Committee considers necessary or desirable for the effective administration of the Plan.

10.2 The Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.

10.3 In administering the Plan, the Committee (and its appointed representative) shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons. Notwithstanding the discretion granted to the Committee, if the Committee’s decision is challenged in a legal proceeding, the Committee’s interpretations and determinations will be reviewed under a preponderance of the evidence standard.

10.4 The Committee (or its designated delegate) keeps records of this Plan and is responsible for the administration of this Plan.

10.5 If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Committee.

10.6 This Section may not be invoked by any employee, the Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Committee.

10.7 The Company will pay all costs of administration, except as provided with respect to disputes below.

11. CLAIMS FOR BENEFITS

11.1 ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

11.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Committee with a copy to the Company’s General Counsel, at the addresses indicated in the “Contacts for Claims and Appeals” section of this Plan. Applications for Benefits must be in writing on forms acceptable to the Committee and must be signed by the Participant, beneficiary or other person (the “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. Claims for Benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and guidance thereunder, subject to the temporary COVID-19 extension of deadlines described below. The Committee reserves the right to require the Claimant to furnish such other proof of the Claimant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Committee.

11.3 Appeal of Denial of Claim.

(a) If a Claimant’s claim for Benefits is denied, the Committee shall provide notice to the Claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the Claimant and shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions, following a final adverse benefit determination.

(b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension, the reason therefor, and the date by which the Committee expects to render a decision shall be furnished to the Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c) If a claim for Benefits is denied, the Claimant, at the Claimant’s sole expense, may submit a written appeal of the denial to the Committee within sixty (60) days of the receipt of written notice of the denial, subject to the temporary COVID-19 extension of deadlines described below, at the address indicated in the “Contacts for Claims and Appeals ” section of the Plan. In pursuing such appeal the Claimant:

(1) will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits;

(2) may submit written comments, documents, records and other information relating to the claim; and

(3) will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) The Committee will conduct a full and fair review of the claim and the initial claim denial. The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original sixty (60) day period and shall indicate the special circumstances requiring such extension of time and the date by which the Committee expects to render the decision on review. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Claimant, and, if the decision on review is a denial of the appealed claim for Benefits, shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for Benefits; and

(4) A statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions.

11.4 Temporary COVID-19 Extension of Deadlines. The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until sixty (60) days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a Claimant to file claims and appeals under this Plan, provided, however, that no more than one year will be disregarded in determining a given deadline.

11.5 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property except as otherwise provided by the Restrictive Covenant Agreements; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(a) Site of Arbitration. The site of the arbitration proceeding shall be in New York, New York or any other site mutually agreed to by the Company and the Participant.

(b) Costs and Expenses Borne by Company. All costs and expenses of arbitration shall be paid by the Company. Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs.

11.6 If any judicial proceeding is undertaken to appeal or arbitrate the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented may be strictly limited to the evidence timely presented to the Committee. In addition, any such judicial proceeding must be filed no later than two (2) years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two (2)-year period, the state’s statute of limitations shall be controlling.

12. NO CONTRACT OF EMPLOYMENT

Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company Group and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without Cause, and with or without notice except as otherwise provided by Section 14. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant whom it does hire for any specific duration of time.

13. SUCCESSORS AND ASSIGNS

13.1 Successors of the Company. The Company shall require any Successor, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a Qualifying Termination during the Protection Period.

13.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a Qualifying Termination during the Protection Period.

13.3 Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

14. NOTICES

14.1 General. For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a)	if to the Company:
Rent the Runway, Inc.
10 Jay Street
New York, NY 11201
Attention: General Counsel

(b) if to the Participant, at the home address which the Company has its personnel records.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

14.2 Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

15. TERMINATION AND AMENDMENT OF PLAN

The Plan may be terminated or amended by the Board or the Committee, in its sole discretion; provided, however, that, notwithstanding the foregoing, the Plan may not be terminated or amended during the Protection Period without the consent of each Participant, and no termination or amendment of the Plan will affect any rights or obligations to provide payments or benefits due or payable hereunder prior to such termination or amendment; and provided, further, that the Plan may not be amended at any time to substantially reduce payments or benefits due or payable hereunder to a Participant without such Participant’s prior consent.

16. SECTION 409A

16.1 General. The payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company may, but is not obligated to, take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A. Notwithstanding the foregoing, this Section 16.1 does not create an obligation on the part of the Company to make any such modification or take any other action, and the Company does not guaranty or accept any liability for any tax consequences to the Participants under the Plan.

16.2 Specified Employee. Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. On the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries, if applicable), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein.

16.3 Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a Participant’s termination of employment with the Company shall be payable only upon the Participant’s Separation from Service with the Company.

16.4 Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.

16.5 Installments. For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.6 Release. Notwithstanding anything to the contrary in the Plan, to the extent that any payments due under the Plan as a result of a Participant’s Termination of Employment are subject to the Participant’s execution of the Release, (a) no such payments shall be made unless and until such Release has been so executed and has become effective and irrevocable, and (b) any payments delayed pursuant to this Section 16.6 shall be paid in lump sum on the first payroll date following the Release becoming effective and irrevocable; provided that, in any case where the Participant’s Termination of Employment and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Participant that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

17. MISCELLANEOUS PROVISIONS

17.1 Compensation Recovery Policy. By virtue of participation in this Plan, each Participant acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

17.2 Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Plan prohibits any Participant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) a Participant shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney, and may use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

17.3 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

17.4 No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Sections 4.2(c), 5.2(c) and 8.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

17.5 No Representations. The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

17.6 Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

17.7 Choice of Law. The Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable the internal laws of the state of New York without regard to any conflict of laws provisions shall be controlling in all matters relating to this Plan.

17.8 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

17.9 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

17.10 Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.

17.11 Information to be Furnished by Participants. Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering this Plan. Benefits under this Plan for each Participant are provided on the condition that the Participant furnishes full, true and complete data, evidence or other information, and that the Participant will promptly sign any document related to the Plan, requested by the Company.

17.12 Consultation with Legal and Financial Advisors. The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.

CONTACTS FOR CLAIMS AND APPEALS

COMMITTEE:	Compensation Committee
Rent the Runway, Inc.
c/o Corporate Secretary
10 Jay Street
New York, NY 11201
Attention: General Counsel
[******]

LEGAL PROCESS:	Legal process with respect to the Plan may be served upon the Committee (in its capacity as Plan administrator).

GENERAL COUNSEL:	General Counsel
Rent the Runway, Inc.
10 Jay Street
New York, NY 11201
[******]

APPENDIX A

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a) “Base Salary Rate” means the Participant’s annual base salary rate in effect immediately prior to the Participant’s Termination of Employment.

(b) “Bonus Multiplier” means the factor used to determine a Participant’s CIC Bonus, as set forth on the Participant’s Appendix C attached hereto.

(c) “Cause” has the meaning set forth in a written employment agreement between the Participant and any member of the Company Group in effect at the applicable time, if any, or, if the Participant is not at the time party to an effective employment agreement with a “Cause” definition, then “Cause” means any of the following: (i) conviction of, or the entry of a pleading of guilty to, a felony involving moral turpitude, other than (1) a traffic or driving violation (excluding felony driving under the influence), or (2) relating to domestic violence; (ii) intentional and material failure after written notice to perform reasonably assigned duties for the Company Group, which failure is not cured within 30 days of written notice and which failure has had, or could reasonably be expected to have, a material adverse effect on any member of the Company Group; (iii) engaging in willful and material misconduct directed at any member of the Company Group, which misconduct has had a material adverse effect on any member of the Company Group; or (iv) a willful breach of any material provision of any written covenant or agreement with any member of the Company Group which, if curable, is not cured within 30 days of written notice and which breach has had, or could reasonably be expected to have, a material adverse effect on any member of the Company Group.

(d) “CFO/COO Group” includes the Chief Financial Officer and the Chief Operating Officer of the Company.

(e) “Change in Control” has the meaning given in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor plan thereto.

(f) “CIC Severance Payment” means, with respect to any Participant, a payment that is determined in accordance with the Participant’s Appendix C attached hereto.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

(h) “COBRA Period” means the number of months during which the Participant is entitled to the Benefits Continuation, determined in accordance with the Participant’s Appendix B or Appendix C attached hereto, as applicable.

(i) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.

(j) “Committee” means the Compensation Committee of the Board; provided that, if any Committee member must recuse themselves with respect to a claim, the Company’s Chief Executive Officer shall serve as the alternate member.

(k) “Company” means Rent the Runway, Inc., and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.

(l) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(m) “Equity Award” means a Company equity-based award granted under any equity-based incentive plan of the Company, including, but not limited to, the Company’s 2021 Incentive Award Plan, as may be amended from time to time.

(n) “Executive Officer Group” includes the employees of the Company designated as “executives” by the Company in its sole discretion (and communicated to the employee), other than the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

(o) “Good Reason” means the occurrence of any of the following conditions without the Participant’s consent unless the Company fully corrects the circumstances constituting Good Reason on or prior to the applicable cure period noted below:

(1) a material diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant; or

(2) a 10% or greater reduction in the Participant’s base salary as then in effect (other than in connection with across-the-board base salary reductions of all or substantially all similarly situated employees of the Company); or

(3) a change in the geographic location of the Participant’s principal workplace of more than fifty (50) miles from such principal workplace.

The Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s Termination of Employment for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(p) “Participant” means the individuals selected to participate in the Plan in accordance with Section 3 hereof. The current Participants include the CFO/COO Group, Executive Officer Group and Senior Leadership Team Group.

(q) “Protection Period” means the period beginning three (3) months prior to the date of the consummation of the Change in Control and ending on the twelve (12)-month anniversary of such Change in Control.

(r) “Qualifying Voluntary Resignation” means a voluntary resignation by the Participant other than for Good Reason of which the Participant gives the Company three (3) months or more advance notice in accordance with Section 14.2.

(s) “Qualifying Termination” means a Termination of Employment: (i) with respect to the CFO/COO Group, regardless of whether the Termination of Employment occurs outside of or during the Protection Period, by the Company without Cause or by the Participant for Good Reason; (ii) with respect to the Executive Officer Group, (A) if the Termination of Employment occurs other than during the Protection Period, by the Company without Cause, or (B) if the Termination of Employment occurs during the Protection Period, by the Company without Cause or by the Participant for Good Reason; and (iii) with respect to the Senior Leadership Team Group, regardless of whether the Termination of Employment occurs outside of or during the Protection Period, by the Company without Cause.

(t) “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns in the Company’s then-applicable form (which, for the avoidance of doubt, will not contain any restrictive covenants that are in excess of those to which the applicable Participant was subject as of his or her Termination of Employment).

(u) “Release Deadline” means the date which is twenty-one (21) days following the Participant’s Termination of Employment (or forty-five (45) days if necessary to comply with applicable law).

(v) “Restrictive Covenant Agreements” meant the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement previously entered into by the Participant and the Company or which may be entered into by the Participant and the Company following the date hereof.

(w) “Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(x) “Senior Leadership Team Group” includes the employees of the Company designated as part of the “Senior Leadership Team” by the Company in its sole discretion (and communicated to the employee).

(y) “Separation from Service” means a “separation from service” as defined in Section 409A.

(z) “Severance Payment” means, with respect to any Participant, a payment that is based on the Participant’s Base Salary Rate and determined in accordance with the Participant’s Appendix B attached hereto.

(aa) “Severance Period” shall, with respect to any Participant, mean the number of months during which the Participant is entitled to Severance Payments determined in accordance with the Participant’s Appendix B and Appendix C attached hereto, as applicable.

(bb) “Specified Employee” means a specified employee of the Company as defined in Section 409A.

(cc) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(dd) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company Group.